Exhibit 99.1

For more information, contact:

Investor Relations

(713) 634-7775

Email: investor@furmanite.com

FURMANITE CORPORATION REPORTS THIRD QUARTER 2012 RESULTS

Revenues of $75.6 million, Operating loss $0.7 million, Loss per share $0.03

New Global Organization, European restructuring nearing completion

HOUSTON, TEXAS (November 7, 2012) – Furmanite Corporation (NYSE: FRM) today reported results for the quarter ended September 30, 2012. Revenues were $75.6 million, compared with a record $78.3 million for the third quarter of 2011. Unfavorable currency effects accounted for $1.3 million of the revenue decrease, but had minimal effect on operating income. The operating loss for the quarter, including $0.2 million of restructuring and corporate headquarters relocation costs, was $0.7 million. Net loss for the quarter was $1.3 million, or $0.03 per diluted share.

“Our earnings for this quarter were poor by any standard, but especially when compared to the excellent third quarter performance last year. While revenue results were close to expectations, this quarter’s reported earnings reflected something of a perfect storm. Many negative issues impacted our earnings, including Gulf Coast weather, project margin shortfalls, a portion of the European restructuring, restructuring related indirect costs and inefficiencies, acquisition timing and assimilation, deferred projects, bad debt provisions, and the final headquarters relocation expense,” said Charles R. Cox, Chairman and CEO of Furmanite Corporation. “Thankfully, we do not anticipate this kind of negative confluence going forward.”

Joseph Milliron, Furmanite President and COO, said, “While this has been an exciting year of transition, change and preparation for the future, we have certainly encountered far more unforeseen short-term issues than expected. In spite of these issues, we are successfully creating our new global organization and making many improvements which will prepare us to grow and execute better than ever before.” Mr. Milliron continued, “We responded immediately to the worsening European economic crisis reality which we encountered early this year, but were not quite able to fully finalize the restructuring costs during this quarter as anticipated. We now expect the remaining $1.9 million of restructuring costs to be absorbed in fourth quarter results.”

ABOUT FURMANITE CORPORATION

Furmanite Corporation (NYSE: FRM) is a worldwide technical services firm. Headquartered in Houston, Texas, Furmanite, one of the world’s largest specialty technical services companies, delivers a broad portfolio of engineering solutions that keep facilities operating, minimizing downtime and maximizing profitability. Furmanite’s diverse, global operations serve a broad array of industry sectors, including offshore drilling operations, pipelines, refineries and power generation facilities, chemical and petrochemical plants, steel mills, automotive manufacturers, pulp and paper mills, food and beverage processing plants, semi-conductor manufacturers and pharmaceutical manufacturers. Furmanite operates more than 70 offices on six continents. For more information, visit www.furmanite.com.

Certain of the Company’s statements in this press release are not purely historical, and as such are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements regarding management’s intentions, plans, beliefs, expectations or projections of the future. Forward-looking statements involve risks and uncertainties, including without limitation, the various risks inherent in the Company’s business, and other risks and uncertainties detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission. One or more of these factors could affect the Company’s business and financial results in future periods, and could cause actual results to differ materially from plans and projections. There can be no assurance that the forward-looking statements made in this document will prove to be accurate, and issuance of such forward-looking statements should not be regarded as a representation by the Company, or any other person, that the objectives and plans of the Company will be achieved. All forward-looking statements made in this press release are based on information presently available to management, and the Company assumes no obligation to update any forward-looking statements.

FURMANITE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(Unaudited)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2012	2011	2012	2011
Revenues	$75,579	$78,330	$233,289	$234,393

Costs and expenses:
Operating costs	56,253	53,807	166,931	160,675
Depreciation and amortization expense	2,329	2,207	6,318	6,280
Selling, general and administrative expense	17,725	16,794	56,716	51,484

Total costs and expenses	76,307	72,808	229,965	218,439

Operating income (loss)	(728)	5,522	3,324	15,954

Interest income and other income (expense), net	(79)	(341)	(279)	(99)

Interest expense	(230)	(263)	(828)	(758)

Income (loss) before income taxes	(1,037)	4,918	2,217	15,097

Income tax expense	(243)	(1,336)	(2,483)	(2,343)

Net income (loss)	$(1,280)	$3,582	$(266)	$12,754

Earnings (loss) per common share—Basic	$(0.03)	$0.10	$(0.01)	$0.34

Earnings (loss) per common share—Diluted	$(0.03)	$0.10	$(0.01)	$0.34

Weighted average number of common and common equivalent shares used in computing earnings (loss) per common share:
Basic	37,301	37,107	37,253	37,002
Diluted	37,301	37,284	37,253	37,293

FURMANITE CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	(Unaudited)
	September 30,	December 31,
	2012	2011
Cash	$33,726	$34,524
Trade receivables, net	71,548	71,508
Inventories	34,197	26,557
Other current assets	11,521	13,171

Total current assets	150,992	145,760

Property and equipment, net	39,650	34,060
Other assets	32,529	27,412

Total assets	$223,171	$207,232

Total current liabilities	$46,427	$41,999
Total long-term debt	39,328	31,051
Other liabilities	16,026	15,293
Total stockholders’ equity	121,390	118,889

Total liabilities and stockholders’ equity	$223,171	$207,232

FURMANITE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(Unaudited)

	For the Nine Months Ended September 30,
	2012	2011
Net income (loss)	$(266)	$12,754

Depreciation, amortization and other non-cash items	10,200	6,238
Working capital changes	256	(13,364)

Net cash provided by operating activities	10,190	5,628

Capital expenditures	(6,108)	(3,915)
Acquisitions of assets and business, net of cash acquired	(11,700)	(3,815)
Proceeds from sale of assets	121	131
Proceeds from issuance of debt	39,300	—
Payments on debt	(32,720)	(85)
Debt issuance costs	(595)	—
Issuance of common stock	537	271
Effect of exchange rate changes on cash	177	(287)

Decrease in cash and cash equivalents	(798)	(2,072)
Cash and cash equivalents at beginning of period	34,524	37,170

Cash and cash equivalents at end of period	$33,726	$35,098

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